EXHIBIT 10.2
Renewable Energy Group Executive Severance Plan and Summary Plan Description
Introduction
This document constitutes both the Renewable Energy Group Executive Severance Plan and Summary Plan Description of the plan. The plan was approved by the Compensation Committee of the Board of Directors of Renewable Energy Group (“REG”) on November 2, 2021 (the “Effective Date”).
Who is eligible
In general, you are eligible to participate in the plan if you:
•Are classified as a full-time or part-time employee at the Vice President or above titles, excluding the CEO who has an employment agreement (and in select cases may include Executive Director employees in a “change in control” if the individual is deemed as critical to the change in control process);
•Have been selected for a severance program as approved by the CEO;
•Have not given notice of resignation or retirement (where an exit date has been set by you and/or established by REG after your notice);
•Have not otherwise been disqualified for participation (see “How you may be disqualified once you have been identified as eligible” below); and
•Agree to a covenant not to compete, a covenant not to solicit, a non-disparagement covenant, a covenant regarding the treatment of confidential information, and a general release, in each case reasonably acceptable to REG in connection with the receipt of benefits under this plan.
How to participate
Once you have been identified as an eligible employee under the plan, you will be provided a package of materials relating to the plan. One document you should receive is the Employee Termination Agreement (ETA). The ETA explains the right that you are required to give up and the representations you are required to make in order to receive benefits under the plan. If you are chosen to participate in the plan by REG and then sign and return the ETA to the satisfaction of REG, you will be a plan participant when your employment from REG is severed as long as you do not do anything that would disqualify you, or if REG revokes that designation prior to your termination date.
Each employee who is involuntarily severed has a notice period of at least 30 days before he or she is released and terminated. Your team leader will determine whether you need to work all or part of your notice period. While most severees are released/terminated at the end of their notice period, REG may extend your release date up to 24 months from the start of the notice period. Your team leader will notify you of your release date. NOTE: You must sign and return the ETA unchanged by the deadline noted in your severance notification letter if you wish to receive benefits under the severance plan. To remain eligible, you must not revoke the ETA. The deadline applies even if your released date extends beyond the end of the notice period and, if there is such an extension, you may be required to sign an additional ETA in these circumstances as well.
How you may be disqualified once you have been identified as eligible
Once you have been qualified as eligible under the plan, you will lose your eligibility and be disqualified for any benefits under the plan, even if these events take place after you execute your ETA, if you:
•In the sole opinion of your line manager, fail to maintain a level of performance acceptable to REG throughout your employment, up to and including your date of release, or engage in serious misconduct, such as a breach of REG’s Code of Conduct or non-compliance with REG’s policies, etc.
•Resign from REG earlier than your release date (for example, to take a job outside of REG). In these cases, your termination will be considered a voluntary resignation and you will be disqualified for plan benefits.
•Are offered a comparable job with REG or “Other Certain Entities” that does not require a relocation. NOTE: If you are offered a comparable job that does not require a relocation, you will be disqualified for the plan benefits even if you decide to decline the offer. For these purposes, a job will generally be considered “comparable” if the base pay or base hourly rate does not reflect a reduction of more than 20%.

•Accept a job within REG, whether or not a relocation is required. Note: If you accept a job, you are disqualified for plan benefits, even if you ultimately do not take the job.
•Fail to cooperate or satisfy any condition or contingency regarding any employment process that might lead to securing an alternate position.
•Fail to return all REG property in your possession or control by your termination date, including but not limited to intellectual property, tangible displays of property and repositories, whether electronic or otherwise, of proprietary or confidential information related to REG made, used or obtained by employees.
•Received or had access to significant confidential and sensitive REG information not made public by REG and failed to maintain such REG information confidential without first advising REG that you received a request to disclose the information and obtaining REG’s written permission to disclose such information, unless such disclosure is protected by a valid court order or applicable law.
•Are on a personal, educational or extended elective/appointive office leave, or any other leave status that does not entitle you to reinstatement per REG’s policies, whether or not the leave commences prior to or after you have received a severance package.
The item “Other Certain Entities” included, but is not limited to:
•Purchasers of any portion of the business of REG;
•Firms who provide services to REG (or to a joint venture or similar entity in which REG participates) that will require you to render services in support of REG within 180 days of your termination of employment that are substantially similar to those you performed prior to your termination, regardless of whether the offer of a position was made prior to or after your termination of employment with REG;
•A joint venture or similar entity participated in by REG;
•The new operator of an entity formerly operated in whole or in part by REG, or a contractor performing work for that operator where the work is related to that entity; or
•Distributors of REG products.
NOTE: If you are losing your REG job related to REG’s outsourcing of your function, divestiture of your business or a similar context, you will not be eligible for severance under the plan if you are offered a comparable job that does not require relocation with the outsources, acquiring entity or non-REG business, and which begins within 180 days of your termination of employment with REG, regardless of whether the offer was made prior to or after your termination of employment. For these purposes, a job will be considered “comparable” if the base pay or base hourly rate does not reflect a reduction of more than 20%.
How the REG severance plan works
If you are an eligible employee, have satisfactorily executed and returned your ETA by the deadline provided to you, and a plan exclusion does not apply to you, the following benefits will be available under the plan. Note that these are the only benefits available under the plan.
1.Severance allowance
Each employee who is part of the plan will be entitled to one (1) time the employee’s annual base salary. For a termination following a “change in control,” each employee who is part of the plan will be entitled to two (2) times the employee’s annual base salary. Annual base salary excludes overtime, bonuses, shift differentials, lump sum performance awards, recognition and reward, retention payments, any bonus or incentive payments, and all other types of premium or extra payments which are not part of the employee’s regularly scheduled pay.
Participants will receive a receive equal installments over a 12-month period in accordance with REG’s usual and customary payroll practices. For a termination following a “change in control,” a lump sum payment will be made. The following items will be deducted from the payments:
•Applicable federal, state and local income tax withholding;
•Federal employment taxes;

•Any payments intended to compensate you for the loss of employment with REG makes you eligible for these benefits; and
•Any amounts you owe REG.
“Any amounts you owe REG” include amounts due to REG as a result of any outstanding travel and entertainment advances, educational assistance loans, relocation and moving payments, tax makeup benefits, or other outstanding obligations due to REG for any other reason, including, but not limited to, any payment due on account of any REG tax equalization policies.
Severance payments will be made in the same fashion as you have received your regular pay, but internal processing time could apply to delay your payment by up to three weeks. (If you are paid by direct deposit and you do not want your severance payment made to the same bank account you will need to change the way you receive pay at least two weeks before the severance payment is made.)
The severance allowance is neither:
•subject to deferral; nor
•considered to be eligible pay or benefits bearing compensation for purposes of any other REG benefit plan.
The severance allowance payment will be non-benefits bearing, meaning that the payment will not be included in the definition of earnings in calculating any employee benefit under any benefit plan, policy, or payroll practice in which the employee participates or to which the employee is subject. Except as set forth in the next paragraph below, all payments made pursuant to the plan will be made no later than March 15 of the year following the date your employment ends or of the performance period. In addition, all benefits hereunder shall be provided in accordance with applicable law and regulation including, but not limited to, ERISA and Internal Revenue Code Section 409A, and in addition shall be considered unfunded for purposed of Internal Revenue Section Code 409A. All taxes, penalties, or interest imposed on any participant due to any failure to comply with internal Revenue Code Section 409A or other tax rule shall be the participant’s sole responsibility, and REG shall not have any obligation to keep the participant whole.
If an employee who is part of the plan is a “specified employee” within the meaning of Internal Revenue Code Section 409A as of the date of the employee’s separation from service, the provisions of this paragraph shall apply but only if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Internal Revenue Code Section 409A. No distribution shall be made to a “specified employee” under this plan before the date that is six months after the employee’s separation from service or, if earlier, the date of the employee’s death. Any amounts otherwise payable to the employee upon or in the six month period following the employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within 10 days) after the date that is six months after the employee’s separation from service (or, if earlier, as soon as practicable, and in all events within 10 days, after the date of the employee’s death).
2.Cash bonus
You will be entitled a prorated bonus under the Annual Incentive Plan, or any successor thereto, for the portion of the year worked, based upon the date of termination. The amount will be determined based upon the lessor of (i) actual performance through the end of the applicable performance period or (ii) target bonus opportunity, in both cases, calculated using the percentage opportunity associated with your matrix level.
3.Equity awards
Each employee who is part of the plan will be entitled to the accelerated vesting of each unvested and outstanding equity award subject to time-based vesting (the “Time-Based Awards”) in an amount equal to the number of additional shares that would have vested assuming such Time-Based Award vested in equal monthly installments over the Time-Based Award’s original vesting term. For a termination following a “change in control,” each employee who is part of the plan will be entitled to full accelerated vesting of each unvested and outstanding Time-Based Award.

Each employee who is part of the plan will be also entitled to the accelerated vesting of each unvested and outstanding equity award subject to performance-based vesting (the “Performance-Based Awards”) in an amount equal to the number of additional shares that would have vested assuming such Performance-Based Award vested in equal monthly installments over the Performance-Based Award’s original vesting term, if applicable, and based on actual satisfaction of the performance goals. For a termination following a “change in control,” each employee who is part of the plan will be entitled to full accelerated vesting of each unvested and outstanding Performance-Based Award based on the achievement of the performance goals at the greater of target or actual performance.
4.Medical coverage contribution subsidy
If you are covered under the REG medical program at termination and if you timely elect COBRA continuation coverage, if eligible, then your rates for continued medical coverage will be the most applicable active employee rates for the first 12 months of continuation. For the remainder of your continuation period, the normal COBRA rates will be charged to you. Eligibility for medical coverage and the terms of such coverage will be governed solely by the terms of the REG medical program. Medical coverage at the active employee rates will terminate prior to 12 months after termination if you become eligible to receive medical coverage from another employer or recipient of your services, regardless of whether such benefits are waived. Note that premium rates can vary over the 12-month period and, if they do, the variance shall also apply to your elected coverage.
5.Dental coverage continuation subsidy
If you are covered under the REG dental program at termination and if you timely elect COBRA continuation coverage, if eligible, then your rates for continued dental coverage will be the most applicable active employee rates for the first 12 months of continuation. For the remainder of your continuation period, the normal COBRA rates will be charged to you. Eligibility for dental coverage and the terms of such coverage will be governed solely by the terms of the REG dental program. Dental coverage at the active employee rates will terminate prior to 12 months after termination if you become eligible to receive medical coverage from another employer or recipient of your services, regardless of whether such benefits are waived. Note that premium rates can vary over the 12-month period and, if they do, the variance shall also apply to your elected coverage.
6.Limitation on payments
In the event that the benefits paid or provided to an employee under this plan (a) constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G, and (b) but for this Section 6, would be subject to the excise tax imposed by Internal Revenue Code Section 4999, then the benefits shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the benefits being subject to excise tax under Internal Revenue Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Internal Revenue Code Section 4999, results in the receipt by an employee on an after-tax basis, of the greatest amount of the benefits, notwithstanding that all or some portion of the benefits may be taxable under Section 4999. The provisions of this Section 6 shall apply if, at the time of any change in ownership or control of REG (within the meaning of Internal Revenue Code Section 280G), REG is an entity whose stock is readily tradable on an established securities market (or otherwise), within the meaning of Internal Revenue Code Section 280G.
Unless REG and the employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by REG’s independent public accountants immediately prior to the change in ownership or control (the “Accountants”), whose determination shall be conclusive and binding upon the employee and REG for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Internal Revenue Code Sections 280G and 4999. REG and the employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. REG shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. If a reduction in the benefits constituting “parachute payments” as defined in Internal Revenue Code Section 280G is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following order: (a) reduction of the cash severance payments; (b) cancellation of accelerated vesting of equity awards that do not qualify for special valuation under Q&A 24(c) of the regulations under Internal Revenue Code Section 280G; (c) cancellation of other equity awards; and (d) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of the grant dates of the employee’s equity awards.
7.Claims
Initial review of claim:
If you believe that you have been improperly excluded from participation in the plan or if you believe that you are entitled to benefits in an amount greater than those that you have received, in order to pursue any claim you must file a formal claim for benefits under the plan. Claims relating to eligibility must be filed within six months of your termination date. Claims for benefits must be filed within six months from the date that the benefit, if payable, would have been due under the plan.
A claim must be in writing and sent to the ERISA claims and appeals, REG, 416 Bell Avenue, Ames, IA 50010. The claim should:
•state the nature of the claim,
•the facts supporting the claim,
•the amount claimed, and
•your address.
The claim will be reviewed and, unless special circumstances require an extension of time, you will be notified in writing of the decision with respect to the claim within 90 days after receipt of the claim. If special circumstances require an extension of time, you will be advised in writing within the initial 90 day period and in no event will such an extension exceed 90 days. The notice of the decision with respect to the claim is required to be written in a manner calculated to be understood by you and, if the claim is wholly or partially denied, is to set forth the specific reasons for which the determination is based, a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the formal claim appeal procedures and applicable time limits for making formal appeals of adverse benefit determinations under the plan, including a notice that you will have a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse benefit determination on appeal.
Appeal of claim:
If you are not satisfied with the results of the claim and you wish to pursue it further, within 60 days after you have received notice of the adverse determination you or your authorized representative must request a review by the plan administrator by filing a written request for such review. A request must be made in writing and sent to the ERISA claims and appeals analyst at the above address. If a request is so filed, review of the determination will be made by the plan administrator or his or her delegate within 60 days after receipt of such request, unless special circumstances require an extension of time, and you will be given a written notice of the resulting final decision. If special circumstances require an extension of time, you will be advised in writing within the initial 60 day period and in no event will an extension exceed 60 days.
The plan administrator’s final determination will include specific reasons for the determination and reference to specific plan provisions on which the decision is based, and will be written in a manner calculated to be understood by you. You are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim. If, after exhaustion of the plan’s appeal procedures, you still believe you have been improperly denied a plan benefit, you may file a civil action under Section 502(a) of ERISA.

No action at law or equity may be brought to recover benefits prior to the expiration of the plan’s claims and appeal procedures. At such a point and not before, claimants will be considered to have exhausted all administrative remedies. In addition, no such legal action shall be valid if brought more than two years from the date proof of a claim in initially required by the plan.
8.Miscellaneous
All benefits provided under the plan are subject to repayment in whole or in part to REG should the plan administrator in its sole discretion determine that any of the plan’s coverage exclusions apply. Any such repayment may be required if the plan administrator discovers circumstances applicable to repayment up to six years following receipt of plan benefits. Where repayment applies, the individual must transfer to the order of REG, for no consideration, all such amounts as REG may in its sole discretion determine.
Nothing in this plan shall be read as prohibiting an employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The employee does not need prior authorization from anyone in REG to make such reports or disclosure and employee is not required to notify REG before such reports or disclosures are made. Any other provision of this plan that might be considered inconsistent with this paragraph shall not apply if employee makes any disclosures under this provision.
In accordance with the Defend Trade Secrets Act of 2016, the employee will not be held criminally or civilly liable under any federal or state law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If employee files a lawsuit for retaliation by employer for reporting a suspected violation of the law, employee may disclose employer’s trade secrets to employee’s attorney and use the trade secret information in a court proceeding if employee: () files any document containing the trade secret under deal; and (b) does not disclose the trade secret, except pursuant to court order.
The Compensation Committee of REG’s Board of Directors may modify, amend, or terminate this plan at any time and for any reason, provided any such termination shall not affect any benefits accrued under the plan prior to the date of termination.
The invalidity or unenforceability of any provision or provisions of this plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
This plan shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to principles of conflict of laws.
9.Definitions
For purposes of this plan, a “change in control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of securities representing more than 50% of the combined voting power of REG is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than REG, any subsidiary of REG, or any trustee or other fiduciary holding securities under an employee benefit plan of REG), (ii) the merger or consolidation of REG with or into another corporation where the stockholders of REG, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of REG immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of REG’s assets to an entity, other than a sale or disposition by REG of all or substantially all of REG’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of REG, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of REG immediately prior to such sale or disposition.
Administrative Information

Type of Plan	Welfare benefit plan
Plan Year	January 1 – December 31
Plan Sponsor	Renewable Energy Group 416 S. Bell Avenue Ames, Iowa 50010
Plan Administrator	Head of Total Rewards Renewable Energy Group 416 S. Bell Avenue Ames, Iowa 50010 1-800-734-8686
Sources of contributions	The plan is funded by Renewable Energy Group
Agent for service of legal process	For disputes arising from the plan, legal process may be served on: Corporate Secretary Renewable Energy Group 416 S. Bell Avenue Ames, IA 50010 Legal process may also be served upon the plan administrator
Plan Administrator
The plan administrator has the authority to control and manage the operation and administration of the plan. In this capacity, the plan administrator (or his/her authorized delegates) generally has several rights, powers and duties, including:
•Determining in his/her discretion, whether an individual is eligible or entitled to benefits;
•Interpreting plan provisions; and
•Establishing rules and procedures for plan administration
No plan benefits will be paid unless the plan administrator, in his/her discretion, determines that a person is eligible for the same.
Your ERISA rights

As a participant in this plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants have the right to:
•Examine, without charge, at the plan administrator’s office, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the US Department of Labor.
•Obtain, upon written request to the plan administrator at the address for the plan administrator listed above a copy of the plan document
•Receive a summary of the plan’s annual financial report at no charge. Each participant is automatically provided with a copy of this summary annual report.
In addition to creating rights for plan participants, ERISA imposes duties upon the people responsible for the operation of the plan. The people who operate your plans are called “fiduciaries” and have a duty to operate the plan prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or discriminate against you in any way to prevent you from obtaining benefits under the plan or exercising your rights under ERISA.
If your claim for a benefit is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time limits.
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time limits.
Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file a suit in federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless they were not sent because of reasons beyond the plan administrator’s control.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. (You can file suit only after you have exhausted the plan’s claims and appeals procedures.) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
The court will decide who should pay court costs and legal fees. If you’re successful, the court may order the person you have sued to pay these costs and fees. If you lose – for example, if the court finds your claim is frivolous – the court may order you to pay these costs and fees.
If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S Department of Labor, listed in your telephone directory, or contact:
Division of Technical Assistance and Inquiries
Employee Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue N.W.
Washington, D.C. 20210

No legal action shall be brought to recover from the plan prior to the exhaustion of the plan’s claims and appeals procedures. At such a point and not before, participants will be considered to have exhausted all administrative remedies. No such legal action shall be valid if brought more than two years from the expiration of the time within which proof of loss is initially required by the plan, or such longer period only if specifically allowed by an applicable federal statute.